MADSEN & ASSOCIATES, CPA’s Inc.	684 East Vine St, Suite 3
Certified Public Accountants and Business Consultants	Murray, Utah 84107
Telephone 801-268-2632
Fax 801-262-3978

Ex. 23.1

Consent of Independent Registered Public Accounting Firm

I consent to the use in the Registration Statement of Attic Light Entertainment, Inc. in Form S-1 of our Report of Independent Registered Public Accounting Firm, dated February 22, 2008, on the balance sheet of Attic Light Entertainment, Inc. as at December 31, 2007, and the related statements of operations, stockholders’ equity, and cash flows for the period July 19, 2007 (date of inception) to December 31, 2007

In addition, I consent to the reference to me under the heading “Experts” in the Registration Statement.

/s/ Madsen & Associates, CPA’s Inc.

Madsen & Associates, CPA’s Inc.

Salt Lake City, Utah

Septmeber 18, 2008